Exhibit (a)(1)(H)

ARCH CHEMICALS, INC. CONTRIBUTING EMPLOYEE OWNERSHIP PLAN INSTRUCTION FORM

This Instruction Form is being delivered to you pursuant to the Offer to Purchase dated July 15, 2011. LG Acquisition Corp., a Virginia corporation (“Purchaser”) and an indirect wholly owned subsidiary of Lonza Group Ltd., a company organized under the laws of Switzerland, has offered to purchase all of the outstanding shares of common stock of Arch Chemicals, Inc., a Virginia corporation (“Arch”), at $47.20 per Share, net to the seller in cash, without interest thereon (the “Offer Price”).

If you wish to direct the Trustee of the Arch Chemicals, Inc. Contributing Employee Ownership Plan (“CEOP”) to tender on your behalf, all or a portion of the shares of Arch common stock (the “Shares”) held in your account under the CEOP, please complete all applicable boxes of this Instruction Form.

I hereby submit this Instruction Form to the Trustee of the CEOP, to tender in the Offer the percentage of Shares (indicated below on this Instruction Form) held in my CEOP account. I understand that the percentage will be applied to the number of Shares held in my CEOP account as of the end of the first business day prior to the expiration of the Offer (i.e., the Expiration Date). The Expiration Date will be August 11, 2011 unless the Offer is extended.

PLACE AN IN ONE ELECTION BOX ONLY

				Tender All (100%)

INDICATE PERCENTAGE (FROM 1% TO 99%)

Œ Signature: This form must be signed by the CEOP participant.			Ž	Partial Tender %
X				WHOLE SHARES ONLY

Signature of Participant	Date	Daytime Telephone #

YOUR RIGHT TO DIRECT THE TRUSTEE TO TENDER EXPIRES AT THE CEOP ELECTION DEADLINE, which is 11:59 pm., New York Time on August 9, 2011 or two (2) business days prior to the Expiration Date for the Offer, if extended.

To the extent that you do not direct the Trustee to tender the Shares held in your account under the CEOP, your Shares will not be tendered. However, if the merger with the Purchaser occurs, your Shares will be converted into a right to receive the Offer Price, without interest.

(See Instructions on Reverse Side)

INSTRUCTIONS FOR COMPLETING THE INSTRUCTION FORM

Please see additional instructions and related information in the accompanying document.

Œ	Sign, date and include your daytime telephone number in this Instruction Form in Box 1 and after completing all other applicable sections return this form in the enclosed envelope.

	If you are directing the Trustee of the CEOP, to tender all (100 percent) of the Shares in your CEOP account, please check this box only.

Ž

If you are directing the Trustee of the CEOP, to tender some of the Shares in your CEOP account, please check this box only and indicate the percentage in whole numbers, from 1% to 99%, that you would like the Trustee to tender.

IF YOU HAVE ANY QUESTIONS CONTACT MACKENZIE PARTNERS, INC., THE INFORMATION AGENT

From within the U.S., Canada or Puerto Rico:	1-800-322-2885 (Toll Free)
From outside the U.S.:	1-212-929-5500 (Collect)

WHERE TO FORWARD YOUR INSTRUCTION FORM

By Mail:	By Overnight Courier or By Hand

BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Action Dept.	Attn: Corporate Action Dept., 27th Floor
P.O. Box 3301	480 Washington Boulevard
South Hackensack, NJ 07606	Jersey City, NJ 07310